Exhibit 99

(1)       Represents shares of common stock, par value $0.01 per share, of Intersections Inc. (the “Issuer”) that were tendered into a tender offer commenced by WC SACD One Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to Merger Sub’s offer to purchase for cash all of the outstanding shares of common stock of the Issuer at a purchase price of $3.68 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, filed with the Securities and Exchange Commission on November 29, 2018, as amended (the “Offer”). Such shares were tendered pursuant to the terms and conditions of a tender and support agreement, dated as of October 31, 2018 (the “Support Agreement”), by and between Loeb Holding Corporation (“LHC”) and WC SACD One Parent, Inc., the direct parent of Merger Sub, which Support Agreement was filed as Exhibit 99.4 to Schedule 13D filed by LHC and the Estate of Thomas L. Kempner on October 31, 2018. Such shares were accepted by Merger Sub pursuant to the Offer on January 7, 2019.